As filed with the Securities and Exchange Commission on June 10, 2009

Registration No. 333-142680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISANT HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3911	90-0207875
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Marie D. Hlavaty, Esq.

Visant Holding Corp.

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10 1/ 4% Senior Discount Notes due 2013	$247,200,000	100%	$247,200,000	(1)

(1)	Pursuant to Rule 457(q) under the Securities Act of 1933, as amended (the “Securities Act”), no filing fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement. Accordingly, this Post-Effective Amendment No. 3 consists only of the facing page, this explanatory note and Part II to the Registration Statement.

No changes are being made to Part I of the Registration Statement by this filing, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which will be borne by us, are as follows:

Printing expenses	$35,000
Legal fees	40,000
Accounting fees	36,000

Total	$110,000

Item 14. Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Visant Holding Corp. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and/or the bylaws of Visant Holding Corp. provides indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the fullest extent permitted by the DGCL, as amended from time to time.

Item 15. Recent Sales of Unregistered Securities.

Our equity securities are not registered pursuant to Section 12 of the Exchange Act. For the quarter ended April 4, 2009, we did not issue or sell equity securities, except that, at the end of such quarter, an aggregate of 20,577 shares of Holdings’ Class A Common Stock were issued to two former employees in connection with the net cashless exercise of vested options by such former employees in connection with their separation from service. For the quarter ended January 3, 2009, we did not issue or sell equity securities. For the quarter ended September 27, 2008, we did not issue or sell equity securities, except: (a) on September 3, 2008, Holdings granted an aggregate of 2,403 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $248.25 per share, to an employee under the 2004 Plan; and (b) on September 8, 2008, Holdings granted 2,000 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $248.25 per share, to an employee under the 2004 Plan, in each case in accordance with Section 4(2) of the Securities Act. For the quarter ended June 28, 2008, we did not issue or sell equity securities, except as of April 1, 2008, Holdings issued, subject to vesting, an aggregate of 2,600 restricted shares of Holdings’ Class A Common Stock to three officers under the 2004 Plan in accordance with section 4(2) of the Securities Act. In addition, during the quarter ended June 28, 2008, an aggregate of 4,888 shares of Holdings’ Class A Common Stock were issued in connection with the net cashless exercise of vested options by two employees in connection with their separation from service. For each of the quarters ended March 29, 2008, December 29, 2007 and September 29, 2007, we did not issue or sell equity securities. For the quarter ended June 30, 2007, we did not issue or sell equity securities except that on April 30, 2007, we granted an aggregate of 5,546 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $169.15 per share to certain employees of Visant and its subsidiaries under the 2004 Plan, in accordance with Section 4(2) of the Securities Act. For the quarter ended March 31, 2007, we did not issue or sell equity securities. For the quarter ended December 30, 2006, we did not issue or sell equity securities, except: (a) on November 30, 2006, Holdings granted 2,300 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $130.45 per share to an employee under the 2004 Plan; (b) on December 1, 2006, Holdings granted 12,350 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $130.45 per share to certain employees under the 2004 Plan; and (c) on December 15, 2006, Holdings issued 3,000 shares of restricted Class A Common Stock to one of our officers under the 2004 Plan, in each case in accordance with Section 4(2) of the Securities Act. For each of the quarters ended September 30, 2006, July 1, 2006 and April 1, 2006, we did not issue or sell equity securities.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries

	Allowance for uncollectible accounts (1)	Allowance for sales returns (2)	Salesperson overdraft reserve (1)
Balance, December 31, 2005	$3,685	$5,934	$12,517

Charged to expense	1,012	24,512	6,672
Deductions	1,971	23,168	6,568

Balance, December 30, 2006	2,726	7,278	12,621

Charged to expense	1,626	24,281	1,541
Deductions	1,048	24,679	4,193

Balance, December 29, 2007	3,304	6,880	9,969

Charged to expense	2,549	25,880	928
Deductions	1,545	24,737	2,753

Balance, January 3, 2009	$4,308	$8,023	$8,144

(1)	Deductions represent uncollectible accounts written off, net of recoveries
(2)	Deductions represent returns processed against reserve

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visant Holding Corp. has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 10th day of June, 2009.

VISANT HOLDING CORP.

By:	*
Name:	Marc L. Reisch
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 10th day of June, 2009.

Signature	Capacity	Date

* Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 10, 2009

* Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	June 10, 2009

* David F. Burgstahler	Director	June 10, 2009

* George M.C. Fisher	Director	June 10, 2009

* Alexander Navab	Director	June 10, 2009

* Tagar C. Olson	Director	June 10, 2009

Charles P. Pieper	Director	June 10, 2009

* Jay Wilkins	Director	June 10, 2009

*By:	/S/ MARIE D. HLAVATY
Marie D. Hlavaty, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1(11)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.

2.2(9)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp.

2.3(10)	Contribution Agreement, dated as of July 21, 2004, between Visant Holding Corp. (f/k/a Jostens Holding Corp.) and Fusion Acquisition LLC.

2.4(2)	Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Visant Holding Corp. and Fusion Acquisition LLC.

2.5(19)	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company.

2.6(23)	Agreement and Plan of Merger, dated as of February 11, 2008, by and among Visant Corporation, Coyote Holdco Acquisition Company LLC, Phoenix Color Corp., Louis LaSora, as stockholders’ representative and the stockholders signatory thereto.

3.1(3)	Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.

3.2(16)	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.

3.3(3)	By-Laws of Visant Holding Corp.

4.1(4)	Indenture, dated December 2, 2003, between Visant Holding Corp. and The Bank of New York Mellon Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as trustee.

4.2(4)	Registration Rights Agreement, dated November 25, 2003, among Visant Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

4.3(6)	Indenture, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York), as trustee.

4.4(6)	Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

4.5(2)	Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the Stockholders named therein.

4.6(18)	Indenture, dated April 4, 2006, between Visant Holding Corp. and U.S. Bank National Association, as trustee.

4.7(18)	Registration Rights Agreement, dated April 4, 2006, among Visant Holding Corp., Lehman Brothers Inc. and Banc of America Securities LLC.

5.1(29)	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.

10.1(6)	Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto.

10.2(6)	U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.3(6)	Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

Exhibit No.	Exhibit Description

10.4(6)	Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.5(6)	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.6(6)	Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.7(6)	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.8(6)	Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.9(6)	Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation., the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.10(6)	Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.11(12)	Stock Purchase and Stockholders’ Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto.

10.12(14)	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003.

10.13(13)	Jostens, Inc. Executive Severance Pay Plan-2003 Revision, effective February 26, 2003.*

10.14(7)	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000.*

10.15(1)	Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of January 6, 2005.*

10.16(27)	Amended and Restated Employment Agreement, dated as of December 19, 2008, between Visant Holding Corp. and Marc L. Reisch.*

10.17(2)	Management Stockholder’s Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.18(2)	Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.19(2)	Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.20(2)	Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.21(8)	Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster.*

10.22(5)	Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent.

Exhibit No.	Exhibit Description

10.23(1)	Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein.

10.24(2)	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.

10.25(16)	Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005.*

10.26(16)	Form of Management Stockholder’s Agreement.*

10.27(16)	Form of Sale Participation Agreement.*

10.28(16)	Form of Visant Holding Corp. Stock Option Agreement.*

10.29(16)	Form of Jostens, Inc. Stock Option Agreement.*

10.30(17)	Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated March 22, 2006.*

10.31(13)	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003.*

10.32(27)	Form of Amended and Restated Agreement entered into with respect to Executive Supplemental Retirement Plan.*

10.33(22)	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Paul B. Carousso.*

10.34(22)	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Marie D. Hlavaty.*

10.35(24)	Separation agreement, dated January 7, 2008, by and among Visant Holding Corp., Visant Corporation and Jostens, Inc. and Michael L. Bailey.*

10.36(24)	Amended and restated separation agreement, dated March 20, 2008, by and among Visant Holding Corp., Visant Corporation and Jostens, Inc. and Michael L. Bailey.*

10.37(24)	Letter agreement, dated October 2, 2006, among Visant Corporation, Jostens, Inc. and Timothy Larson.*

10.38(24)	Employment Agreement, dated as of January 7, 2008, by and among Visant Corporation, Jostens, Inc. and Timothy Larson.*

10.39(24)	Letter agreement, dated March 20, 2008, among Visant Holding Corp., Visant Corporation and Michael Bailey.*

10.40(25)	Award Letter to Timothy M. Larson, dated as of April 1, 2008.*

10.41(25)	Form of Restricted Stock Award Agreement.*

10.42(26)	Form of Long-Term Incentive Award Letter.*

10.43(28)	Amendment No. 2 to Credit Agreement, dated as of May 28, 2009, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the various subsidiary guarantors, Credit Suisse, as Administrative Agent, Credit Suisse, Toronto Branch, as Canadian Administrative Agent and the lending institutions parties thereto.

12.1(27)	Computation of Ratio of Earnings to Fixed Charges.

21.1(27)	Subsidiaries of Visant Holding Corp.

23.1(29)	Consent of Deloitte & Touche LLP.

23.2(29)	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).

24.1(29)	Power of Attorney.

25.1(21)	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as trustee.

(1)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 2 to Form S-4/A (file no. 333-112055), filed on February 14, 2005.

(2)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.
(3)	Incorporated by reference to Visant Holding Corp.’s Form S-4/A (file no. 333-112055), filed on February 2, 2004.
(4)	Incorporated by reference to Visant Holding Corp.’s Form S-4 (file no. 333-112055), filed on January 21, 2004.
(5)	Incorporated by reference to Visant Corporation’s Form S-4/A (file no. 333-120386), filed on February 14, 2005.
(6)	Incorporated by reference to Visant Corporation’s Form S-4 (file no. 333-120386), filed on November 12, 2004.
(7)	Incorporated by reference to Jostens, Inc.’s Form S-4 (file no. 333-45006), filed on September 1, 2000.
(8)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on November 16, 2004.
(9)	Incorporated by reference to AKI, Inc.’s Form 10-K, filed on September 1, 2004.
(10)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on August 17, 2004.
(11)	Incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q/A, filed on August 12, 2004.
(12)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 28, 2004.
(13)	Incorporated by reference to Jostens, Inc.’s Form 10-K, filed on April 1, 2004.
(14)	Incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q, filed on November 10, 2003.
(15)	Incorporated by reference to Jostens, Inc.’s Form 8, dated May 2, 1991.
(16)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed April 1, 2005.
(17)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 30, 2006.
(18)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on April 6, 2006.
(19)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on January 5, 2007.
(20)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed March 28, 2007.
(21)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 4 to Form S-4 (file no. 333-112055), filed September 13, 2005.
(22)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed May 14, 2007.
(23)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on February 15, 2008.
(24)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 26, 2008.
(25)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-1/A (file no. 333-142680), filed May 20, 2008.
(26)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on November 12, 2008.
(27)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2009.
(28)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on June 1, 2009.
(29)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 2 to Form S-1/A (file no. 333-142680), filed June 3, 2009.
*	Management contract or compensatory plan or arrangement.